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                     September 21, 2022

       Frederick Ahlholm
       Chief Financial Officer
       Minerva Neurosciences, Inc.
       1601 Trapelo Road
       Suite 286
       Waltham, MA 02451

                                                        Re: Minerva
Neurosciences, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-36517

       Dear Mr. Ahlholm:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences